DEAR SHAREHOLDER,

THE GLOBAL NU SKIN FAMILY, REPRESENTING NEARLY ONE MILLION people in 53 markets, continues to create history with record growth, a pipeline of innovative anti-aging solutions, and a dynamic business model proven by the test of time.

In 2012, we reached historic milestones in our business, including:

•	Record annual revenue of $2.17 billion—a 24 percent increase over the prior year and our fifth consecutive record revenue year.

•	Record earnings per share of $3.52, a 48 percent increase over 2011, or 31 percent when excluding charges of $32.8 million related to a 2011 Japan customs ruling.

•	Record profitability, posting a 15.7 percent operating margin and generating $311 million in cash from operations, a 39 percent increase.

•	A 24 percent increase in sales leaders, and 11 percent growth in actives.

•	A 50 percent increase in our dividend payout, with a record $48 million in dividends paid during 2012.

This year, we are joining hands to create history again, helping propel Nu Skin to a new level of success as we work towards our vision of becoming the world's leading direct selling company. To that end, our
2013 targets are focused on our global business strategies that include:

•	Capitalizing on the strength of our ageLOC® anti-aging brand with the launch of a new and innovative weight management system;

•	Expanding our sales network and consumer group through our global product launch process;

•	Investing in channel innovation;

•	Leveraging our experienced management and sales leaders to help drive growth in every geographic region;

•	Increasing shareholder value by maintaining and utilizing our strong balance sheet and cash flow.

CAPITALIZING ON THE STRENGTH OF THE AGELOC BRAND

THE AGELOC BRAND CONTINUES TO BE A KEY GROWTH DRIVER for Nu Skin. We introduced this super-class of anti-aging products in 2008, and in 2012 generated more than $840 million in ageLOC® product sales. Our scientific research is focused on advancing our understanding of the sources that influence the aging process, including the science of gene expression. Our product development team then uses these scientific insights in the formulation process and in their efforts to continually produce a compelling pipeline of anti-aging solutions.

In 2012, we focused on the international roll-out of our latest anti-aging products, the ageLOC® Body Spa and our first global ageLOC nutrition product, ageLOC R2. These products were very well-received, generating more than
$255 million in sales and helping expand both our consumer group and sales leadership.

This year, we plan to introduce our first ageLOC weight management system under the trademark TR90™ Formulated with our exclusive anti-aging science, TR90 is a proprietary system that includes four products and a comprehensive diet and lifestyle plan. Unlike rapid weight loss regimens, the objective of TR90 is to promote healthy weight loss.  We have high hopes for TR90.

We also continue to invest in our product pipeline beyond 2013. In fact, we have made steady progress on two new anti-aging products scheduled for launch in 2015, following the regional and local launches of TR90 in 2014. As we consistently extend our product development cycle, we are able to stay in front of our goal to continually refresh the vibrancy of the opportunity and products we offer.

EXPANDING OUR CONSUMER GROUP AND SALES NETWORK THROUGH OUR GLOBAL PRODUCT LAUNCH PROCESS

WE'VE NOT ONLY TAKEN AN INNOVATIVE APPROACH TO developing our products, but we have also developed a systematic process of introducing new products to our sales leaders, distributors, and consumers. In 2012, our product launch process generated growth in each of our regions and helped drive growth in our sales network and consumer group.

Our launch process consists of a two-year marketing cycle where we offer purchase windows, or limited-time offers (LTOs) before making products available on a full-time basis. In the early stages of the launch process, we provide our sales leaders with the training and communications messaging they can use to create product awareness and demand. Then, we execute a one-to-two week LTO focused around a key event (typically a global or regional convention). This phase of the launch process allows us to build even greater excitement within the sales network and generate significant levels of awareness and product trial among our consumer group. In 2012, the combined regional LTOs for ageLOC® Body Spa and R2 generated more than $280 million of revenue. Following the global and regional LTOs, we typically make new products available on a full-time basis within three to six months.

This product launch process has added an impressive dynamic to our business. Our sales leaders have aligned around this process to maximize their effectiveness and productivity. For example, the successful limited-time offer of Galvanic Body Spa™ in Japan helped generate 26 percent local-currency revenue growth in the fourth quarter of 2012, resulting in 6 percent growth for the year. Country by country, as our sales leaders continue to better align behind this LTO launch process, we continue to drive improving results.

We anticipate the magnitude of the 2013 global LTO of TR90™ will surpass the $100 million global LTO launch of our ageLOC R2 and Body Galvanic system in 2011.

INVESTING IN CHANNEL INNOVATION

FOR MORE THAN 28 YEARS, NU SKIN HAS SUCCESSFULLY sold its products through the direct selling channel, a channel that utilizes person-to-person marketing to promote and sell products to consumers. Direct selling continues to be a vibrant and growing channel. From 2010 to 2011 the global direct selling industry grew 8 percent, consistent with its historical growth rate.

The direct selling channel fosters a 'high-touch' purchasing experience that leverages the power of word-of-mouth advertising, one of the most effective methods of marketing products. In fact, 92 percent of worldwide consumers cite that they trust recommendations from friends and family more than any other form of advertising. In addition, our person-to-person marketing efforts are supported by various mediums, including catalogs, the Internet, and walk-in centers.

While direct selling is flourishing globally, growth rates are particularly robust in emerging markets. In some of these markets, to compete effectively we must adapt our product offering and business model to fi t the local economic, regulatory, and social dynamics of the market. For example, we continue to see tremendous potential in mainland China. As China's regulatory framework is unique, our business model in China is different than our global business model.

Our business, along with other multinational direct selling companies, is flourishing in China. Since the direct selling regulations were put in place in 2006, China has already become the third largest direct selling market in the world.
We believe there is an enormous appetite for opportunity in mainland China and we intend to compete in this large and rapidly growing market by offering a compelling business opportunity that aligns with China's unique socioeconomic and regulatory environment.

We have been developing our business in China for 15 years and operating there for nearly 10 years—as a result, we have developed a deep understanding of the local culture and business environment. As we have outlined, our five year business development plan for the market includes tripling the number of stores and sales support centers by
2017 and expanding our direct selling coverage and distribution model to generate higher levels of market penetration. We are also making significant local investments that include a new $55 million Innovation Park and regional headquarters in Shanghai, as well as manufacturing facilities, and other initiatives unique to China.

Additionally, we are in the early phases of investing in Latin America, where we are pursuing a business model that we believe will allow us to become a more significant player in what is a very large and growing direct selling area. We currently plan to introduce this model in Brazil in 2014, including region-specific products, along with a business opportunity tailored specifically for Brazil and other Latin American countries. We believe Latin America presents a large and mostly untapped opportunity for us. We look forward to creating a greater foothold in this region.

•Source: World Federation of Direct Selling Associations (WFDSA)

DRIVING GROWTH WITH EXPERIENCED MANAGEMENT AND SALES LEADERSHIP TEAMS

WE ARE VERY FORTUNATE TO HAVE SOLID LOCAL MANAGEMENT and seasoned sales leadership teams who know and understand what it takes to be successful and are committed to our mission of improving people's lives.

We enjoy the association of the fi nest sales leaders in the direct selling industry. They are the driving force for our success. We also understand that these sales leaders count on us to provide an opportunity to enhance the quality of their lives and the lives of their sales teams and customers. We work hard to maintain the trust of our sales leaders.

With our corporate management team working hand-in-hand with our sales leaders, we've been able to produce strong geographic results. In the North Asia region, Japan returned to growth in 2012, ending the year up 6 percent in local-currency revenue over 2011, which represents a significant step forward after a lengthy period of revenue contraction. We expect Japan to continue its local-currency growth trend in 2013. Our South Korea business continued to deliver strong results in 2012 with 8 percent local-currency growth. South Korea has been one of our stellar markets for more than a decade, and we expect this market will continue to be one of our growth markets going forward.

The Greater China region continued to deliver impressive gains in 2012 with 65 percent growth. We continue to invest in the region and believe that it continues to hold great potential. The South Asia/Pacific region posted 41 percent local-currency revenue growth in 2012. Our sales leaders in this region have been focused on our strong product portfolio and reaching into new markets, including the 2012 addition of Vietnam.

We were pleased with the 15 percent annual growth in the Americas. And, finally, the EMEA region posted strong results with 23 percent local-currency growth, helping the region become a material part of our revenue base, and we remain optimistic about continued growth throughout this region.

We continue to attract the right people to help us achieve our next milestone—achieving $5 billion in annual sales and paying out $2 billion in commissions and sales compensation by 2020. When we announced this target in 2009 it was aspirational, but with continued acceleration of our growth rates, we believe what once seemed like a stretch target is now a more realistic target. With the combined efforts of our management team and sales leaders, we are ahead of schedule in our quest to reach these aggressive sales targets.

INCREASING SHAREHOLDER VALUE BY MAINTAINING AND UTILIZING OUR STRONG BALANCE SHEET AND CASH FLOW

OUR BALANCE SHEET REMAINS STRONG—WE GENERATED a record level of free cash flow in 2012. We are net cash positive and have continued to reward shareholders by increasing our dividend for the 12th straight year and by purchasing more than $200 million of our stock during the year.

We plan to continue to invest in the future. We enjoy cash flow dynamics that enable us to continue to repurchase shares, pay a healthy dividend, and still invest in growth initiatives. In 2013, we plan to complete the construction of our Innovation Center in Provo and our Greater China regional headquarters in Shanghai. Both facilities reflect our confidence in our future and our commitment to investing our resources to support our long-term growth potential.

OVERALL, WE ARE EXTREMELY PLEASED WITH THE DIRECTION OF THE BUSINESS AND WE EXPECT 2013 TO BE YET ANOTHER RECORD YEAR.

We are focused on reaching our aggressive business targets by capitalizing on our compelling product pipeline and launch process, vibrant business model, and financial strength and discipline.

For all those associated with Nu Skin, we are creating history with a new era of success that is drawing us closer to our vision of becoming the world's leading direct selling company.

Sincerely,

STEVEN J. LUND	TRUMAN HUNT
CHAIRMAN	PRESIDENT, CEO
NU SKIN ENTERPRISES	NU SKIN ENTERPRISES